                                                                  EXHIBIT 10.26


================================================================================



                             BUSINESS LOAN AGREEMENT

                                 by and between


                                 REMEDYTEMP, INC

                                       and


                                 BANK OF AMERICA
                     NATIONAL TRUST AND SAVINGS ASSOCIATION





                        Dated as of ____________________




================================================================================

                                TABLE OF CONTENTS


                                                                      Page
                                                                      ----
1.       FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS............   1
         1.1      Line of Credit Amount.............................   1
         1.2      Availability Period...............................   1
         1.3      Interest Rate.....................................   1
         1.4      Repayment Terms...................................   3
         1.5      Optional Interest Rates...........................   3
         1.6      Offshore Rate.....................................   3
         1.7      LIBOR Rate........................................   4
         1.8      Letters of Credit.................................   6


2.       FACILITY NO. 2: TERM LOAN FACILITY AMOUNT AND TERMS........   7
         2.1      Amount and Terms..................................   7
         2.2      Interest Rate.....................................   7
         2.3      Repayment Terms...................................   7
         2.4      Mandatory Prepayment; Early Termination...........   8
         2.5      Optional Interest Rates...........................   8
         2.6      Offshore Rate.....................................   8
         2.7      LIBOR Rate........................................   9

3.       DISBURSEMENTS, PAYMENTS AND COST...........................  11
         3.1      Requests for Credit...............................  11
         3.2      Disbursements and Payments........................  11
         3.3      Telephone Authorization...........................  11
         3.4      Direct Debit......................................  12
         3.5      Banking Days......................................  12
         3.6      Taxes.............................................  12
         3.7      Additional Costs..................................  12
         3.8      Interest Calculation..............................  12
         3.9      Interest on Late Payments.........................  12
         3.10     Default Rate......................................  13

4.       CONDITIONS.................................................  13
         4.1      Conditions to First Extension of Credit...........  13

5.       REPRESENTATIONS AND WARRANTIES.............................  13
         5.1      Organization of Borrower..........................  13
         5.2      Authorization.....................................  13
         5.3      Enforceable Agreement.............................  13
         5.4      Good Standing.....................................  13
         5.5      No Conflicts......................................  13
         5.6      Financial Information.............................  13
         5.7      Lawsuits..........................................  14
         5.8      Permits, Franchises...............................  14
         5.9      Other Obligations.................................  14

                                      (i)

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
         5.10     Income Tax Matters..................................... 14
         5.11     No Event of Default.................................... 14
         5.12     ERISA Plans............................................ 14
         5.13     Location of Borrower................................... 15
         5.14     Year 2000 Compliance................................... 15

6.       COVENANTS....................................................... 15
         6.1      Use of Proceeds........................................ 15
         6.2      Financial Information.................................. 15
         6.3      Current Ratio.......................................... 16
         6.4      Total Liabilities to EBITDA Ratio...................... 16
         6.5      Fixed Charge Coverage Ratio............................ 17
         6.6      Other Debts............................................ 17
         6.7      Other Liens............................................ 17
         6.8      Debt Reduction Requirement............................. 17
         6.9      Notices to Bank........................................ 18
         6.10     Books and Records...................................... 18
         6.11     Audits................................................. 18
         6.12     Compliance with Laws................................... 18
         6.13     Preservation of Rights................................. 18
         6.14     Maintenance of Properties.............................. 18
         6.15     Cooperation............................................ 18
         6.16     General Business Insurance............................. 18
         6.17     Additional Negative Covenants.......................... 18
         6.18     ERISA Plans............................................ 21
         6.19     Bank as Principal Depository........................... 21

7.       DEFAULT......................................................... 21
         7.1      Failure to Pay......................................... 21
         7.2      False Information...................................... 21
         7.3      Bankruptcy............................................. 21
         7.4      Receivers.............................................. 21
         7.5      Judgments.............................................. 21
         7.6      Government Action...................................... 21
         7.7      Material Adverse Change................................ 22
         7.8      Cross-default.......................................... 22
         7.9      Other Bank Agreements.................................. 22
         7.10     ERISA Plans............................................ 22
         7.11     Other Breach Under Agreement........................... 22

8.       ENFORCING THIS AGREEMENT; MISCELLANEOUS......................... 22
         8.1      GAAP................................................... 22
         8.2      California Law......................................... 22
         8.3      Successors and Assigns................................. 22
         8.4      Arbitration............................................ 22
         8.5      Severability; Waivers.................................. 24
         8.6      Administration Costs................................... 24


                                      (ii)

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
         8.7      Attorneys' Fees.....................................  24
         8.8      One Agreement.......................................  24
         8.9      Notices.............................................  25
         8.10     Headings............................................  25
         8.11     Counterparts........................................  25
         8.12     Prior Agreement Superseded..........................  25




                                     (iii)

                             BUSINESS LOAN AGREEMENT


        This Agreement dated as of ____________, 1999, is between Bank of America National Trust and Savings Association (the "Bank") and RemedyTemp, Inc. (the "Borrower").

1. FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

        1.1 Line of Credit Amount.

                (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. Subject to subparagraph (c) below, the amount of the line of credit (the "Facility No. 1 Commitment") is Forty Million Dollars ($40,000,000).

                (b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

                (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, and the outstanding principal balance of the Facility No. 2 Commitment (as defined below), to exceed the Facility No. 1 Commitment.

        1.2 Availability Period. The line of credit is available between the date of this Agreement and February 28, 2002 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

        1.3 Interest Rate.

                (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus the Applicable Amount (defined in subparagraph (c) below).

                (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

                (c) "Applicable Amount" means, for any Pricing Period, the per annum amounts set forth below under Applicable Amount opposite the applicable Pricing Level:

=============================================================================

                                     Applicable Amount
                                (in basis points per annum)
Pricing Level     -----------------------------------------------------------

                                      Offshore Rate + and    Standby Letters
                  Reference Rate +       LIBOR Rate +           of Credit
-----------------------------------------------------------------------------
    1                  -25                    100                  90
-----------------------------------------------------------------------------
    2                 -12.5                   125                  90
-----------------------------------------------------------------------------
    3                   0                     137.5                95
=============================================================================


                        "Pricing Level" means, for each period, the pricing
                level set forth below opposite the Total Liabilities to EBITDA ratio, achieved by the Borrower as of the end of the fiscal quarter immediately preceding the first day of that Pricing
                Period:


                Pricing Level         Total Liabilities/EBITDA Ratio
                -------------         -------------------------------
                      1               less than or equal to 1.75 to 1.00

                      2               greater than 1.75 to 1.00 but
                                      less than or equal to 2.50 to 1.00

                      3               greater than 2.50 to 1.00

         For purposes of determining the Pricing Level, the Total Liabilities to EBITDA ratio shall be calculated for each Pricing Period using (i) EBITDA for the fiscal quarter immediately preceding the first day of the relevant Pricing Period and each of the three immediately preceding fiscal quarters, and (ii) the Total Liabilities as of the end of that fiscal quarter.

                        "Pricing Period" means (a) the period commencing on the
                date of execution of this Agreement and ending on the first Pricing Level Change Date to occur thereafter and (b) each subsequent period commencing on each Pricing Level Change Date and ending the day prior to the next Pricing Level Change Date.

                        "Pricing Level Change Date" means, with respect to any
                change in the Pricing Level which results in a change in the Applicable Amount, (5) business days after the date upon which the Borrower delivers a compliance certificate to the Bank as required under Paragraph 7.2(e) below reflecting such changed Pricing Level; provided, however, that if the compliance certificate is not delivered by 30 days after the date required by Paragraph 7.2(e) for the delivery of a compliance certificate, then, subject to the other provisions of this Agreement, commencing on the date such compliance certificate was required until such compliance certificate is delivered, the Applicable Amount shall be based on the next higher level than the one previously in effect, and from and after the date such compliance certificate is thereafter received, the Applicable Amount shall be as determined from such compliance certificate.

                        "Total Liabilities" means the sum of all liabilities on
                the Borrower's balance sheet.

                        "EBITDA" means the sum of net income before taxes, plus
                interest expense, plus depreciation and amortization, plus funds generated from the employee stock purchase plan and any stock option activity not to exceed $2,000,000 on an annual basis.

        1.4 Repayment Terms.

                (a) The Borrower will pay interest on April 30, 1999, and then monthly thereafter until payment in full of any principal outstandings under this line of credit.

                (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

                (c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.

        1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another interest rate for the portion.

        1.6 Offshore Rate. The Borrower may elect to have all or potions of the principal balance of the line of credit bear interest at the Offshore Rate plus the Applicable Amount. Designation of an Offshore Rate portion is subject to the following requirements:

                (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

                (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)


                   Offshore Rate  =        Grand Cayman Rate
                                       ---------------------------
                                       (1.00 - Reserve Percentage)
        Where,

                        (i) "Grand Cayman Rate" means the interest rate (rounded
                upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch,

                Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

                (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

                (f) Each prepayment of an Offshore Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

                        (i) the additional interest which would have been
                payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                        (ii) the interest which would have been recoverable by
                the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting in the date on which it was prepaid and ending on the last day of the interest period for such portion.

                (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for
                periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank market; or

                        (ii) the Offshore Rate does not accurately reflect the
                cost of an Offshore Rate portion.

        1.7 LIBOR Rate. The Borrower may elect to have all or potions of the principal balance of the line of credit bear interest at the LIBOR Rate plus the Applicable Amount. Designation of an LIBOR Rate portion is subject to the following requirements:

                (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, six, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking

        Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                (b) Each LIBOR Rate portion will be for an amount not less than
        (i) Five Hundred Thousand Dollars ($500,000) if the interest period is one month and (ii) Two Hundred Fifty Thousand Dollars ($250,000) if the interest period is two months or longer.

                (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

               LIBOR Rate =   London Inter-Bank Offered Rate
                              ------------------------------
                               (1.00 - Reserve Percentage)

        Where,

                        (i) "London Inter-Bank Offered Rate" means the average
                per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

                (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                (f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

                (g) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                        (i) the additional interest which would have been
                payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                        (ii) the interest which would have been recoverable by
                the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

                (h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for
                periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

                        (ii) the LIBOR Rate does not accurately reflect the cost
                of a LIBOR Rate portion.

        1.8 Letters of Credit. This line of credit may be used for financing: standby letters of credit with a maximum maturity of no more than one (1) year from the date of issuance. Each standby letter of credit may include a provision providing that the maturity date may be automatically extended each year for an additional year unless the Bank gives written notice of non-renewal within sixty
(60) days of the maturity date. Notwithstanding the foregoing, each letter will have a final maturity which does not extend beyond the Facility No. 1 Expiration Date. The amount of the letters of credit outstanding at any one time, (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Ten Million Dollars ($10,000,000). The following letters of credit are outstanding from the Bank for the account of the Borrower:

             Letter of Credit Number            Amount
             -----------------------            ------
                   250089                     $  150,000
                   3007706                    $6,550,000

As of the date of this Agreement, this letter of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

        The Borrower agrees:

                (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                (d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

                (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

                (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

                (g) to pay the Bank a non-refundable fee equal to the Applicable Amount per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to the Applicable Amount plus two (2.0) percent per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

2. FACILITY NO. 2: TERM LOAN FACILITY AMOUNT AND TERMS

        2.1 Amount and Terms.

                (a) During the availability period, the Borrower may request Term Loans from the Bank in a total principal amount not to exceed Twenty Five Million Dollars ($25,000,000) (the "Facility No. 2 Commitment").

                (b) The availability period is from the date of this Agreement through February 28, 2002 (the "Facility No. 2 Expiration Date"), unless the Borrower is in default.

                (c) Each Term Loan made by the Bank under this facility (the "Facility No. 2") will reduce the amount of the Facility No. 1 Commitment available for extensions of credit other than Term Loans. "Term Loan" means a term loan under this facility used to finance an Acceptable Acquisition (as defined in Paragraph 7.17(c) below).

        2.2 Interest Rate. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus the Applicable Amount.

        2.3 Repayment Terms.

                (a) The Borrower will pay all accrued but unpaid interest on each Term Loan on the first day of the first month after the funding of the Term Loan, and then monthly thereafter until payment in full of the principal of the Term Loan.

                (b) The Borrower will repay the principal amount of each Term Loan in up to 60 successive approximately equal monthly installments starting on the first day of the sixth (6th) month after the date on which each such loan is made.

                (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

        2.4 Mandatory Prepayment; Early Termination. Anything herein to the contrary notwithstanding, if Facility No. 1, as now in effect or as hereafter renewed, amended or restated, terminates for any reason, including, without limitation, termination at the request of the Borrower, termination resulting from failure by the Bank to renew Facility No. 1 beyond any availability period applicable thereto, or termination as otherwise provided or permitted under this Agreement, the entire principal balance of each Term Loan outstanding under this Facility No. 2, together with all accrued interest thereon, shall be due and payable on the effective date of such termination.

        2.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate plus the Applicable Amount, the Borrower may elect to have all or portions of the Term Loans bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another interest rate for the portion.

        2.6 Offshore Rate. The Borrower may elect to have all or portions of the principal balance of the Term Loans bear interest at the Offshore Rate plus the Applicable Amount. Designation of an Offshore Rate portion is subject to the following requirements:

                (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

                (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                Offshore Rate  =        Grand Cayman Rate
                                    ---------------------------
                                    (1.00 - Reserve Percentage)
        Where,

                        (i) "Grand Cayman Rate" means the interest rate (rounded
                upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

                (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

                (f) Each prepayment of an Offshore Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

                        (i) the additional interest which would have been
                payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                        (ii) the interest which would have been recoverable by
                the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting in the date on which it was prepaid and ending on the last day of the interest period for such portion.

                (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for
                periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank market; or

                        (ii) the Offshore Rate does not accurately reflect the
                cost of an Offshore Rate portion.

         2.7 LIBOR Rate. The Borrower may elect to have all or potions of the principal balance of the Term Loans bear interest at the LIBOR Rate plus the Applicable Amount. Designation of an LIBOR Rate portion is subject to the following requirements:

                (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                (b) Each LIBOR Rate portion will be for an amount not less than
        (i) Five Hundred Thousand Dollars ($500,000) if the interest period is one month and (ii) Two Hundred Fifty Thousand Dollars ($250,000) if the interest period is two months or longer.

                (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                LIBOR Rate =    London Inter-Bank Offered Rate
                                ------------------------------
                                 (1.00 - Reserve Percentage)

        Where,

                        (i) "London Inter-Bank Offered Rate" means the average
                per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

                (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                (f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

                (g) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                        (i) the additional interest which would have been
                payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                        (ii) the interest which would have been recoverable by
                the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

                (h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for
                periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

                        (ii) the LIBOR Rate does not accurately reflect the cost
                of a LIBOR Rate portion.

3. DISBURSEMENTS, PAYMENTS AND COSTS

        3.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

        3.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

                (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

                (b) made for the account of the Bank's branch selected by the Bank from time to time;

                (c) made in immediately available funds, or such other type of funds selected by the Bank;

                (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

        3.3 Telephone Authorization.

                (a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

                (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14969-01000, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

        3.4 Direct Debit.

                (a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from checking account number 14969-01000, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

                (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

        3.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        3.6 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

        3.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                (a) any reserve or deposit requirements; and

                (b) any capital requirements relating to the Bank's assets and commitments for credit.

        3.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

        3.9 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate

        3.10 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is two (2.00) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

4. CONDITIONS

        4.1 Conditions to First Extension of Credit. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

                (a) Authorizations. Evidence that the execution, delivery and performance by the Borrower and any guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                (b) Any other items that the Bank reasonably requires.

5. REPRESENTATIONS AND WARRANTIES

        When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

        5.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

        5.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        5.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        5.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

        5.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        5.6 Financial Information. All financial and other information that has been or will be supplied to the Bank:

                (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

                (b) in form and content required by the Bank.

                (c) in compliance with all government regulations that apply.

        5.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

        5.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

        5.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        5.10 Income Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

        5.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

        5.12 ERISA Plans.

                (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

                (c) With respect to any Plan subject to Title IV of ERISA:

                        (i) No reportable event has occurred under Section
                4043(c) of ERISA for which the PBGC requires 30-day notice.

                        (ii) No action by the Borrower or any ERISA Affiliate to
                terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                        (iii) No termination proceeding has been commenced with
                respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                (d) The following terms have the meanings indicated for purposes of this Agreement:

                        (i) "Code" means the Internal Revenue Code of 1986, as
                amended from time to time.

                        (ii) "ERISA" means the Employee Retirement Income
                Security Act of 1974, as amended from time to time.

                        (iii) "ERISA Affiliate" means any trade or business
                (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                        (iv) "PBGC" means the Pension Benefit Guaranty
                Corporation.

                        (v) "Plan" means a pension, profit-sharing, or stock
                bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

        5.13 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

        5.14 Year 2000 Compliance. The Borrower is assessing its systems and equipment applications and is in the process of making inquiries of the Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that on-going assessment and inquiry, the Borrower does not believe the year 2000 problem, including costs of remediation, will result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit. The Borrower is in the process of developing adequate contingency plans to provide for uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

6. COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

        6.1 Use of Proceeds. To use the proceeds of Facility 1 only for general business purposes; to use performance and financial standby letters of credit for general business purposes and to support self-insured workers' compensation program; and to use the proceeds of Facility No. 2 only to finance Acceptable Acquisitions subject to the terms and conditions of this Agreement.

        6.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

                  (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual report to shareholders, which shall include financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

                (b) Within 90 days of the Borrower's fiscal year end, the Borrower's Form 10-K Annual Report.

                (c) Within 45 days of the period's end, the Borrower's Form 10-Q Quarterly Report.

                (d) Within 30 days after filing, any reports filed with the Securities and Exchange Commission other than those described in subparagraphs (b) through (d) above.

                (e) Concurrently with the delivery of the Borrower's Form 10-K Annual Report and Form 10-Q Quarterly Report, a compliance certificate of the Borrower signed by the chief financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

                (f) Within 120 days of the Borrower's fiscal year end, the Borrower's financial projections or budget by quarter for the following fiscal year.

                (g) Within 120 days of the Borrower's fiscal year end, a copy of the Borrower's current insurance policy evidencing re-insurance coverage of worker's compensation claims in excess of Two Hundred Fifty Thousand Dollars ($250,000) per occurrence from an insurance company acceptable to the Bank, and with an A.M. Best rating of not less than "A".

                (h) Within 90 days of the Borrower's fiscal year end, a company-prepared workers' compensation report stating, on a policy year or fiscal year basis, gross wages, claims filed, claims experience, and losses as a percentage of temporary employer payroll by policy year.

                (i) Promptly upon request of the Bank, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may reasonably request.

        6.3 Current Ratio. To maintain a ratio of current assets to current liabilities, as of the end of each fiscal quarter, at least equal to 1.50:1.00. For the purposes of this computation, all amounts outstanding under Facility No. 1, but excluding outstanding standby letters of credit and the long-term portion, shall be considered current liabilities.

        6.4 Total Liabilities to EBITDA Ratio. Not to permit the ratio of the Borrower's Total Liabilities to EBITDA to exceed 3.00 to1.00. For purposes of determining compliance with this financial covenant, the Total Liabilities to EBITDA ratio shall be calculated at the end of each fiscal quarter using (i) EBITDA for such quarter and each of the three immediately preceding fiscal quarters, and (ii) Total Liabilities as of the end of such quarter.

        6.5 Fixed Charge Coverage Ratio. To maintain a Fixed Charge Coverage Ratio of at least 1.50:1. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the three immediately preceding fiscal quarters.

        "Fixed Charge Coverage Ratio" means, expressed as a ratio, the sum of (without duplication) EBITDA, plus collections on loans to franchisees, minus loans made to franchisees, minus non-financed capital expenditures, minus cash taxes paid, excluding taxes paid in 1998 and 1999 related to conversion from "S" to "C" corporation equaling the lesser of the actual amount of taxes paid or $3,000,000 minus dividends paid, minus purchases of treasury stock, excluding stock repurchases executed in the fiscal year beginning 1999 not to exceed an aggregate amount of $5,000,000, minus non-financed Acquisitions, minus non-financed repurchases of franchises and licenses, divided by the sum of scheduled mandatory principal repayments of borrowed money, plus scheduled mandatory payments under capital leases, plus 20% of all amounts outstanding under Facility No. 1, excluding standby letters of credit, plus interest expense. For purposes of this calculation, indebtedness outstanding during the debt reduction period required under Paragraph 6.8 below shall be treated as if it were being amortized over sixty (60) months.

        6.6 Other Debts. Not to have outstanding or incur any direct debts or lease obligations (other than those to the Bank), or become liable for the debts of others, without the Bank's written consent. This does not prohibit:

                (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                (b) Endorsing negotiable instruments received in the usual course of business.

                (c) Obtaining surety bonds in the usual course of business.

                (d) Obligations under operating leases.

                (e) Additional debts for capitalized leases or purchase money obligations which do not exceed Five Million Dollars ($5,000,000) in any fiscal year or Ten Million Dollars ($10,000,000) between the date hereof to the Facility No. 1 Expiration Date.

        6.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

                (a) Deeds of trust and security agreements in favor of the Bank.

                (b) Liens for taxes not yet due.

                (c) Additional liens which secure capitalized leases and purchase money obligations permitted under Paragraph 6.6(d) above.

        6.8 Debt Reduction Requirement. To reduce the amount of all advances outstanding under Facility No. 1 to not more than Five Million Dollars ($5,000,000) for a period of at least 30 consecutive calendar days in each line year. "Line-year" means the period between the date of this Agreement and February 28, 2000, and each subsequent one-year period during the availability period. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit. For the purposes of this paragraph, "advances" includes overdrafts in the Borrower's account.

        6.9      Notices to Bank.  To promptly notify the Bank in writing of:

                (a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower (or any guarantor).

                (b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

                (c) any failure to comply with this Agreement.

                (d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

                (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

        6.10 Books and Records. To maintain adequate books and records.

        6.11 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

        6.12 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

        6.13 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

        6.14 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

        6.15 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

        6.16 General Business Insurance. To maintain and keep in force insurance of the type usual for the business it is in and deliver to the Bank upon the Bank's request a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

        6.17 Additional Negative Covenants. Not to, without the Bank's written consent:

                (a) engage in any business activities substantially different from the Borrower's present business.

                (b) liquidate or dissolve the Borrower's business.

                (c) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

                (d) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

                (e) make any Acquisition; provided, however, that the Borrower may make any Acceptable Acquisition.

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition by the Borrower of all or substantially all of the assets of a person or entity or of any business or division of a person or entity,
        (ii) the acquisition by the Borrower of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any person or entity, or otherwise causing any entity to become a subsidiary of the borrower, or (iii) a merger or consolidation or any other combination by the Borrower with another person or entity (other than an entity that is a subsidiary of the Borrower) provided that the Borrower or its subsidiary is the surviving entity. "Acceptable Acquisition" means an Acquisition:

                        (i) If the total value of the consideration paid for all
                Acquisitions made after the date of this Agreement will not exceed Ten Million Dollars ($10,000,000), including the proposed
                Acquisition:

                                (A) where the business being acquired is
                        substantially the same as the Borrower's present business;

                                (B) which is undertaken in accordance with all
                        applicable requirements of law;

                                (C) where prior, effective written consent or
                        approval of such Acquisition has been given by the board of directors or equivalent governing body of the acquiree;

                                (D) a statement showing that, on a pro forma
                        consolidated basis immediately after the Acquisition, the Borrower will be in full compliance with Paragraphs
                        6.6 and 6.7 of this Agreement (including a break-out of the acquiree's funded and contingent debts assumed by the Borrower in connection with any Acquisition);

                                (E) within 30 days after the closing of the
                        Acquisition, the Borrower has delivered to the Bank a statement of sources and uses of funds;

                        (ii) If the total value of the consideration for the
                Acquisition paid for all Acquisitions made after the date of this Agreement, including the proposed Acquisition, equals or exceeds Ten Million Dollars ($10,000,000):

                                (A) where the Borrower has complied with the
                        requirements of Subparagraphs (i) (A) through (i) (D) above;

                                (B) where the total value of the consideration
                        paid for all Acquisitions made after the date of this Agreement, including the proposed Acquisition, does not exceed Twenty Five Million Dollars ($25,000,000);

                                (C) where the Borrower has delivered to the Bank
                        at least 15 days prior to the Acquisition:

                                            (1) a compliance certificate
                                    showing, on a pro forma consolidated basis for the Borrower and the acquiree, compliance with Paragraphs 6.3, 6.4, and 6.5 of this Agreement for the most recently ended fiscal quarter of the Borrower and the underlying calculations showing such compliance, including a break-out of the acquiree's figures.

                                            (2) financial statements of the
                                    entity to be acquired, prepared by a
                                    certified public accountant, for such
                                    entity's last three fiscal years and the latest interim fiscal period, all in form and content acceptable to the Bank;

                                            (3) evidence that, on a pro-forma
                                    basis for the acquiree, the sum of the
                                    EBITDA over the immediately preceding four fiscal quarters of the acquiree plus any non-recurring compensation of the owner(s) of the acquiree is positive, validated by a certified public accountant;

                                            (4) a statement of sources and uses
                                    of funds for such Acquisition;

                                            (5) evidence that the Borrower will
                                    have, on a one time basis, a Fixed Charge
                                    Coverage Ratio not less than 1.50:1.00 on a pro-forma consolidated basis after the Acquisition, including any new debt service and any loss (without adding profit) incurred by the acquiree in its most recently ended fiscal year or in its latest four (4) fiscal quarters;

                                            (6) evidence that any indebtedness
                                    the of acquiree to be assumed by the
                                    Borrower will be unsecured, except for
                                    purchase money indebtedness secured by the property purchased.

                                            (7) if the Acquisition is in the
                                    form of a stock purchase, at least 10 days prior to the projected closing date of the Acquisition, an opinion of the Borrower's counsel, in form and content acceptable to the Bank and covering such matters as the Bank may request, including any trailing liability issues.

                                            (8) a statement disclosing the terms
                                    and conditions of any contingent or other off balance sheet obligations assumed in connection with the Acquisition, including any indemnities.

                For purposes of this subparagraph (e), "consideration" paid for an Acquisition means all value given, including cash, stock of the Borrower, and all liabilities of the acquiree which are to be assumed by the Borrower, including all funded debt and contingent liabilities but excluding normal trade debt and accruals; provided, however, that "consideration" shall exclude contractual "earn out" obligations based on future financial performance benchmarks of the acquiree.

        6.18 ERISA Plans. To give prompt written notice to the Bank of:

                (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

                (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                (c) Any notice of non-compliance made with respect to a Plan under Section 4041(b) of ERISA.

                (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

        6.19 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7. DEFAULT

        If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

        7.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

        7.2 False Information. The Borrower has given the Bank false or misleading information or representations.

        7.3 Bankruptcy. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

        7.4 Receivers. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

        7.5 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Dollars ($500,000) or more in excess of any insurance coverage.

        7.6 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

        7.7 Material Adverse Change. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the credit.

        7.8 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed.

        7.9 Other Bank Agreements. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

        7.10 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

                (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

                (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

        7.11 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

8. ENFORCING THIS AGREEMENT; MISCELLANEOUS

        8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        8.2 California Law. This Agreement is governed by California law.

        8.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

        8.4 Arbitration.

                 (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                        (i) This Agreement (including any renewals, extensions
                or modifications of this Agreement);

                        (ii) Any document, agreement or procedure related to or
                delivered in connection with this Agreement;

                        (iii) Any violation of this Agreement; or

                        (iv) Any claims for damages resulting from any business
                conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

                (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

                (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                        (i) The Borrower and the Bank will designate a referee
                (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                        (ii) The designated referee (or the panel of referees)
                will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                        (iii) The referee (or the presiding referee of the
                panel) will be an active attorney or a retired judge; and

                        (iv) The award that results from the decision of the
                referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                (h) This provision does not limit the right of the Borrower or the Bank to:

                        (i) exercise self-help remedies such as setoff;

                        (ii) foreclose against or sell any real or personal
                property collateral; or

                        (iii) act in a court of law, before, during or after the
                arbitration proceeding to obtain:

                              (A) an interim remedy; and/or

                              (B) additional or supplementary remedies.

                (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

                (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

        8.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        8.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

        8.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        8.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        8.9 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

        8.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        8.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        8.12 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of August 25, 1997, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

         This Agreement is executed as of the date stated at the top of the first page.

Bank of America National                           RemedyTemp, Inc.
Trust and Savings Association

/s/ T.A. Miles                                     /s/ Alan M. Purdy
------------------------------                     ---------------------------
By:     T.A. Miles                                 By:    Alan M. Purdy
Title:  Vice President                             Title: Senior Vice President
                                                          and Chief Financial
                                                          Officer

Address where notices to                           Address where notices to
the Bank are to be sent:                           the Borrower are to be sent:

Inland Empire Regional Commercial                  101 Enterprise
  Banking Office #1496                             Aliso Viejo, CA  92656
3650 14th Street, Second floor
Riverside, CA  92501